UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2003

Commission File Number: 0-14820

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

                      Georgia                                                                                       22-2408354
(State or other jurisdiction of incorporation or organization)            (I.R.S. Employer Identification No.)

3130 Gateway Drive       P.O. Box 5625       Norcross, Georgia 30091-5625
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code, is (770) 441-2051

Not applicable

(Former name, former address and formal fiscal year,
if changed since last report)

Item 12. Results of Operations and Financial Condition

       The following information is being furnished pursuant to Item 12, Results of Operations and Financial Condition.

       Immucor, Inc. (the "Company") issued a press release on October 1, 2003 announcing the Company's earnings and certain other results of operations for the fiscal first quarter ended August 31, 2003, and discussing the Company's outlook for fiscal year 2004. This press release is furnished with this Current Report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

       (c)    Exhibits.

       EXHIBIT NO.          DESCRIPTION

       99.1                            Press Release dated October 1, 2003.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                                                                                        IMMUCOR, INC.

Date:   October 1, 2003                                                                                                                    By:  /s/ Steven C. Ramsey
                                                                                                                                                        -------------------------------------
                                                                                                                                                        Steven C. Ramsey
                                                                                                                                                        Chief Financial Officer

EXHIBIT INDEX

             EXHIBIT NO.            DESCRIPTION

                   99.1                            Press Release dated April 2, 2003.

EXHIBIT 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

   IMMUCOR EARNS $3.7 MILLION IN NET INCOME
FOR THE FISCAL FIRST QUARTER

_________________

23% Growth in Net Income

NORCROSS, GA. (October 1, 2003) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2003, and confirmed its guidance for the year.

Immucor generated near record revenues of $27.3 million in the fiscal first quarter versus $23.3 million in the same quarter last year. First quarter net income totaled $3.7 million compared with a net income of $3.0 million for the same quarter last year. Diluted earnings per share, totaling $0.27 on 13.8 million weighted average shares outstanding were in line with consensus estimates of covering analysts and compare with diluted earnings per share of $0.23 on 13.2 million weighted average shares outstanding in the year-ago quarter.

Reagent revenues grew to $24.8 million compared to $22.0 million in the fiscal first quarter 2003, a 12.7% increase. The Company believes growth in reagent revenue occurred as a result of price increases in North America, which contributed $0.6 million to the increase, and volume increases in traditional reagents and proprietary Capture® products. Capture® sales for the quarter were $4.8 million versus $4.4 million in the same quarter last year. Sales of instruments during the quarter of $2.5 million were more than double instruments sales in the same period last year of $1.2 million. Instrument sales grew as a result of new placements and concentrated efforts to reduce the backlog of instruments installed but not recorded as revenue due to post installation criteria. The instrument backlog currently stands at $0.8 million.

For the quarter ended August 31, 2003, the effect on revenues, gross profit and net income of the change in the Euro exchange rate was an increase of $1.0 million, $0.4 million, and $0.1 million, respectively.

Gross margin was 56.2% for the current quarter versus 57.6% for the prior year quarter. The gross margin on traditional reagents remained relatively constant at 59.8% for the current quarter as compared to 60.9% in the prior year quarter. The gross margin on Capture® products was 64.6% for the current quarter, compared with 67.4% in the prior year quarter. The gross margin percentage on Capture® products was diminished by increased sales through the distributor network in Europe at lower margins to the Company. The Company believes that utilizing distributors established in key European markets is far more advantageous to the Company than developing its own sales and distribution network in these markets.

Gross margin on instruments was 40% for the current quarter versus 50% in the prior year quarter. The percentage erosion on instruments was due to the previously mentioned growth in instrument sales through third party distributors in Europe. The percentage erosion was partially offset by instrument service that was provided at approximately break-even during the quarter, an improvement over previous quarters in which service was being provided at a loss due to the fact that overall instrument placements had not reached the level required for service operations to be profitable.

As of August 31, 2003, the Company’s cash and cash equivalents balance totaled $11.9 million, an improvement of $0.7 million over the quarter ended May 31, 2003 and $6.4 million over the quarter ended August 31, 2002. The Company made payments of $1.7 million and $8.6 million toward its long-term bank debt in the current quarter and the 12 months ended August 31, 2003, respectively. In addition, on September 2, 2003, $4.0 million was paid on Term Loan B.

Commenting on the quarter, Edward L. Gallup, Chairman and Chief Executive Officer said, “Sales and gross profits continue to grow as a result of market share increases and pricing. Demand for our new Galileo high volume instrument continues to be strong since its introduction to the European market. During the quarter 9 Galileo instruments were sold and one was placed under a reagent rental agreement, resulting in 70 Galileo placements in Europe to date and an additional 15 Galileos have been placed under evaluation at customer sites. We expect instrument placements to increase moving forward.”

2004 Outlook

The following confirmed guidance reflects Immucor’s expectations as of October 1, 2003 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its next quarterly earnings announcement, which is tentatively planned for early January 2004.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $108 million to $111 million, an increase of approximately 10% to 13% over fiscal 2003 revenues. Net income is expected to be in the range of $17.1 to $18.5 million, an approximate 20% to 30% increase over fiscal 2003. We expect to generate record earnings per diluted share in the range of $1.20 to $1.28 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the United States, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from a general increase in sales of the Company’s reagents. The Company has also assumed that the previously announced development agreement with Inamed, Inc. for the production of human collagen mesh will result in the successful development of a product that would add revenues beginning no later than February 2004. Assuming that occurs, the Company expects annual revenues ranging between $6.0 million and $8.0 million dollars from the Inamed agreement and an addition to quarterly earnings of approximately $0.03 per diluted share outstanding when shipments commence.

With respect to expenses, the Company has assumed expenses will grow at a rate slightly higher than the rate of inflation.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Specifically, expectations about increases in Galileo placements, the full year revenue and earnings estimates for 2004, the estimate of 2004 diluted earnings per share, and expectations about revenues and earnings from products developed under the Inamed agreement, are forward-looking statements. It is not certain that the Company will achieve such results, which could be adversely affected by a variety of factors, including significant price decreases by its competitors, a strengthening of the dollar versus the Euro, the development of a new technology or instruments competing with the Galileo, or a failure to produce a successful product under the Inamed agreement. In addition, continued weakness in the economy and other factors could cause customers to defer capital spending, which would adversely impact instrument sales and, therefore, related reagent sales. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.

(Financials To Follow)

IMMUCOR, INC
Condensed Consolidated Statements of Operations
(Unaudited)

Three Months Ended
	August 31, 2003	August 31, 2002
Net sales	$27,261,648	$23,272,431
Cost of sales	11,951,559	9,866,764
Gross profit	15,310,089	13,405,667

Research and development	789,789	365,611
Selling and marketing	3,796,224	3,336,900
Distribution	2,035,181	1,789,807
General and administrative	2,684,362	2,214,220
Amortization expense	92,094	72,566
Total operating expenses	9,397,650	7,779,104

Income from operations	5,912,439	5,626,563

Interest income	2,815	45,272
Interest expense	(325,372)	(814,622)
Other	68,674	(199,182)
Total other	(253,883)	(968,532)

Income before income taxes	5,658,556	4,658,031
Income taxes	1,982,715	1,663,553
Net income	$ 3,675,841	$ 2,994,478
	¯¯¯¯¯¯¯¯¯¯¯¯¯	¯¯¯¯¯¯¯¯¯¯¯¯¯

Earnings per share:
Basic	$0.28	$0.25
	¯¯¯¯¯¯¯¯¯¯¯¯¯	¯¯¯¯¯¯¯¯¯¯¯¯¯
Diluted	$0.27	$0.23
	¯¯¯¯¯¯¯¯¯¯¯¯¯	¯¯¯¯¯¯¯¯¯¯¯¯¯

Weighted average shares outstanding:
Basic	12,925,403	12,181,838
	¯¯¯¯¯¯¯¯¯¯¯¯¯	¯¯¯¯¯¯¯¯¯¯¯¯¯
Diluted	13,772,574	13,190,763
	¯¯¯¯¯¯¯¯¯¯¯¯¯	¯¯¯¯¯¯¯¯¯¯¯¯¯

IMMUCOR, INC
Selected Balance Sheet Items

	August 31, 2003	May 31, 2003
	(unaudited)	(audited)
Cash	$ 11,888,084	$ 11,183,317
Accounts receivable	24,825,143	25,693,973
Inventory	18,828,941	16,921,216
Total current assets	63,636,856	61,882,312
Property and equipment-net	20,865,876	21,051,235
Total assets	$117,949,538	$116,886,192

Current portion-long-term debt and capital lease obligations	7,651,912	7,909,650
Accounts payable	7,947,498	7,949,590
Total current liabilities	21,449,685	21,010,635
Long-term debt and other liabilities	20,004,188	22,180,080
Shareholders' equity	$ 76,495,665	$ 73,695,477